EXHIBIT 5.1

                                January 16, 1998

Smart Choice Automotive Group, Inc.
5200 South Washington Avenue
Titusville, Florida  32780

Gentlemen:

     You have requested the opinion of the undersigned in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Smart Choice Automotive Group, Inc. (the "Company") relating to shares of Common Stock (the "Common Stock")registered under the Registration Statement that (i) have been issued to the Selling Shareholders named in the Registration Statement or
(ii) are issuable to the Selling Shareholders on the exercise of rights to acquire Common Stock.

     The undersigned made such examination of the corporate records and proceedings of the Company and has taken such further action deemed necessary or appropriate to the rendering of the opinion herein.

     Based on the foregoing, the undersigned is of the opinion that Common Stock described in clause (i) above is legally issued, fully paid and non-assessable. Further, the Common Stock described in clause (ii) above, when paid for and issued as contemplated by the respective governing instruments, will be legally issued, fully paid and non-assessable. Therefore, the purchasers acquiring Common Stock upon subsequent resale as contemplated in the Registration Statement will receive shares that, as applicable, have been or will be legally issued, fully paid and non-assessable by the Company.

     The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to the undersigned under the heading "Legal Matters" therein.

                         Very truly yours,


                         /s/ James Neal Hutchinson, Jr.
                         ------------------------------
                         James Neal Hutchinson, Jr.
                         Vice President and General Counsel